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                                                                Exhibit 35

             [Letterhead of Prudential Securties Incorporated]
                             November 21, 1994

Board of Directors
Reliance Electric Company
6065 Parkland Boulevard
Cleveland, OH 44124

Dear Sirs:

     We understand that Reliance Electric Company (the "Company"), Rockwell International Corporation ("Rockwell") and Rockwell's wholly-owned subsidiary, ROK Acquisition Corporation, have entered into an Agreement and Plan of Merger (the "Agreement") dated as of November 21, 1994. Pursuant to the Agreement, Rockwell will amend its Offer to Purchase dated October 21, 1994 (as amended, the "Offer") to purchase (i) for $31.00 per share in cash each outstanding share of the Company's Class A common stock, par value $.01 per share, and each outstanding share of the Company's Class B common stock, par value $.01 per share, and (ii) for $83.948 per share in cash each outstanding share of the Company's Class C common stock, par value $.01 per share (collectively, the "Consideration"). The Class A common stock, together with the Class B common stock and the Class C common stock of the Company, are referred to collectively as the "Shares". The Agreement also provides that, following the Offer, Rockwell will complete a merger in which Shares not purchased pursuant to the Offer will receive an amount of cash per share equal to the price paid for such Shares in the Offer.

     Prudential Securities Incorporated ("Prudential Securities") has been requested by the Company to provide its opinion as to whether the Consideration is fair, from a financial point of view, to the stockholders of the Company.

     In conducting our analysis and arriving at our opinion, we have reviewed such materials and considered such financial and other factors as we deemed appropriate under the circumstances, including among others, the following: (i) the Agreement; (ii) the Company's historical financial and other data and analysis that were publicly available or furnished to us regarding the Company;
(iii) certain internal financial analyses and projections prepared by the management of the Company; (iv) trading history of the Company's Class A common stock; (v) publicly available financial, operating and stock market data for the Company and for companies engaged in businesses that we deemed comparable to the Company or otherwise relevant to our inquiry; (vi) the financial terms of certain other recent transactions that we deemed relevant; and (vii) such other factors as we deemed appropriate. We have met with senior officers of management of the Company to discuss its business prospects and financial condition, as well as its estimates and judgments on future financial performance and such other matters as we believed relevant to our inquiry. Our opinion is based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof. In our analysis, we have assumed that each share of the Company's Class B common stock is the equivalent of one share of the

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The Board of Directors
Reliance Electric Company
November 21, 1994
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Company's Class A common stock and each share of the Company's Class C common stock is the equivalent of 2.708 shares of the Company's Class A common stock, based upon the rates at which such shares, by their terms, may be converted by the holders into shares of the Company's Class A common stock in connection with certain transfers of such shares, including the merger contemplated by the Agreement, and the rates at which they share in distributions to holders of all classes of Shares.

     In connection with our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have not attempted independently to verify any such information. We have neither made nor obtained any independent appraisals of the properties or facilities of the Company. With respect to estimates of future financial performance provided to us by the Company, we have assumed that they represent the best currently available estimates and judgments of management as to the future financial performance of the Company.

Since 1986, Prudential Securities has been retained by the Company on a number of occasions to act as a financial advisor or as an underwriter and has received customary compensation for providing such services. Since 1989, such services have included acting as managing underwriter of a public offering of $1.50 Junior Exchangeable Preferred Stock in 1989, as placement agent in a private placement of $1.50 Junior Exchangeable Preferred Stock in 1990, as financial advisor to the Company in its potential sale in 1991, as managing underwriter in the public offering of Class A common stock in 1992, as managing underwriter in the public offering of 6.80% Notes in 1993, and as financial advisor in connection with the recently terminated agreement contemplating a strategic business combination with General Signal Corporation and the Agreement. Mr. H. Virgil Sherrill, Chairman of the Board of Directors of the Company and a stockholder of the Company, is a Senior Director of Prudential Securities, a non-officer position. In the ordinary course of business, Prudential Securities may actively trade the Company's Class A common stock for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such common stock. The Prudential Insurance Company of America and certain of its affiliates, including Prudential Securities, currently own an aggregate of over 2.4 million shares of the Company's Class A and Class B common stock. Prudential Securities also provides equity research regarding the Company.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of the Company.

                                         Very truly yours,

                                         /s/ Prudential Securities Incorporated